EXHIBIT F

                                                December 19, 2002


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

     Re:  Entergy Corporation, et al.
          File No. 70-9123

Ladies and Gentlemen:

          I am Senior Counsel for Entergy Services, Inc. and in my capacity as such I am familiar with the transactions proposed by Entergy Corporation ("Entergy") and the other applicants (the "Proposed Transactions") and described in Post-Effective Amendment No. 4 to the Application-Declaration on Form U-1, as amended (the "Application"), filed with the Securities and Exchange Commission (the "Commission") under the Public Utility Holding Company Act of 1935, as amended (the "Act") in the above-referenced File. Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Application.

          In connection with this opinion, I have examined, among other things, the Application and such other documents, certificates and corporate records, and such other matters of law, as I have deemed necessary to form the basis of this opinion.

          The opinions expressed below are subject to the following assumptions and conditions:

          (a) The Proposed Transactions shall have been duly authorized and approved, to the extent required by the governing documents and applicable state laws, by the Board of Directors (or other equivalent governing body) of Entergy and/or the applicable Non-utility Company and, with respect to the issuance of Equity Securities or Other Securities, consideration shall have been received by the issuer of such securities, the form and sufficiency of which is consistent with the requirements of applicable state laws.

          (b) The Commission shall have entered an appropriate order or orders with respect to the Proposed Transactions granting the Application and permitting it to become effective under the Act and the rules and regulations thereunder.

          (c) The Proposed Transactions shall have been consummated in accordance with the Application and the order or orders of the Commission issued with respect thereto.

          Based upon the foregoing, it is my opinion that:

          1. All state laws applicable to the participation of the applicable Non-utility Company in the Proposed Transactions will have been complied with.

          2. The New Subsidiaries, O&M Subs and other Non-utility Companies, when organized, will be validly organized and duly existing.

          3. (i) The Equity Securities issued by New Subsidiaries and O&M Subs and the Other Securities constituting equity securities issued by Non-utility Companies will be validly issued, fully paid and nonassessable, (ii) the holder of such Equity Securities or Other Securities will be entitled to the rights and privileges appertaining thereto as set forth in the charter or other document defining such rights and privileges, and (iii) the holder of such Equity Securities or Other Securities will legally acquire such Equity Securities or Other Securities.

          4. The Other Securities constituting debt securities will be valid and binding obligations of the Non-utility Company issuing such Other Securities in accordance with the terms of such instruments.

          5. The consummation of the Proposed Transactions will not violate the legal rights of the holders of any securities issued by the applicants, or any associate company thereof, of which I am aware.

          I am a member of the bar of the States of Louisiana and New Jersey and do not hold myself out as an expert on the laws of any other state.

          I hereby consent to the use of this opinion as an exhibit to the Application.

                              Very truly yours,

                        /s/ Mark W. Hoffman

                              Mark W. Hoffman


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